CONTRACT OF EMPLOYMENT– LAW OF 3 JULY 1978

PERMANENT CONTRACT OF EMPLOYMENT FOR CLERICAL STAFF

The undersigned,

- the Employer	Remedent NV
Xavier de Cocklaan 42
9831 Deurle
Belgium

represented for the purposes of this agreement by Mr Robin List of the one part

and

- the Employee	Philippe Van Acker
Krijgslaan 112
9000 Ghent
Belgium

of the other part,

hereby agree as follows.

Position/Responsibilities

The Employer hereby recruits the Employee to the post of Vice-President of Finance with effect from 1 July 2001. The Employee shall be responsible for managing the company's administrative and financial affairs. These include managing the accounts/administration of the European units, budgets and forecasts, monthly and quarterly balancing, monitoring debtors and creditors and dealing with legal/accounting problems.

Remuneration

The Employee's gross salary shall be BEF <> per month.

The Employee confirms that he agrees to his salary being paid into bank account No 001-3508034-08.

Term of the contract

This contract is made for an indefinite period (ie, it entails a permanent appointment).

Work arrangements

The nature of the business and the importance of this post require considerable flexibility in working hours, including in respect of travel abroad. However, the following general arrangements shall apply.

Monday – Thursday: 9am to 12.30pm and 1.30pm to 6pm

Friday: 9am to 12.30pm and 1.30pm to 4pm

Company car

The Employee shall be provided with a company car, as Remedent NV deems concomitant with his post and tasks. Remedent NV shall be liable for all costs pertaining to the company car insofar as these relate to hire/lease, insurance, fuel, maintenance, etc; it shall not be liable for the cost of fuel for private use of the car. The Employee shall be entitled to use the car for private use provided that he does not claim additional expenses for such use.

Remedent NV reserves the right to replace the company car with one of another make and/or model from time to time.

It is assumed that the Employee shall

•	take due care to ensure that the condition of the car complies with the statutory provisions;
•	treat and maintain the vehicle with due care and attention.

Confidentiality undertaking

The Employee hereby undertakes to treat all information of which he becomes aware by virtue of this employment in the strictest confidence both during and after the term of this contract.

Sundry provisions

The Employee confirms that he has taken cognisance of the Conditions of Service obtaining in the company; he acknowledges receipt of a copy of the said Conditions.

Without prejudice to standard practice in respect of annulment of contracts, this contract of employment shall terminate:

a)	subject to notice in compliance with the Law on 3 July 1978 on Contracts of Employment. in accordance with Article 82, § 5,
b)	subject to payment of a severance penalty;
c)	by annulment on serious grounds;
d)	by annulment due to force majeure.

Done in duplicate at Deurle on 8 June 2001.

The Employee	The Employer